EXHIBIT 10.2

WOLVERINE WORLD WIDE, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AND
409A SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
PARTICIPATION AGREEMENT

          BLAKE W. KRUEGER ("Employee") previously has been designated by WOLVERINE WORLD WIDE, INC. ("Employer") as a Participant in the Wolverine World Wide, Inc. Supplemental Executive Retirement Plan ("SERP Plan") and in the Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan ("409A SERP Plan"). Employer and Employee have signed this Agreement to amend Employee's Participant status. Therefore, Employer and Employee agree as follows:

          1.          Participation Date. Employee became a Participant in the 409A SERP Plan effective January 1, 2005, and became a participant in the SERP Plan effective January 1, 1996. Employee has been and agrees to continue to be bound by the provisions of the SERP Plan and the 409A Plan. Employee and Employer agree it is a material condition of this Participation Agreement that the Employer adopt a plan document for the 409A SERP no later than December 31, 2008, that provides the Employee with at least the benefits he would receive under the SERP, except to the extent such benefits must be reduced as required by Internal Revenue Code Section 409A and any other applicable laws and regulations. Effective January 1, 2005, and continuing until the adoption of a plan document for the 409A SERP, the terms of the 409A SERP shall be the terms of the SERP, modified as required by Internal Revenue Code Section 409A or as approved by the Board of Directors.

          2.          Years of Service. Employee's commencement date for purposes of computing Years of Service under the SERP Plan and the 409A SERP Plan is April 27, 1993. Employee also has been credited previously with an additional three (3) deemed Years of Service. Effective April 19, 2007, and continuing thereafter while the Employee remains a Participant in the SERP Plan and 409A SERP Plan, the Employee will be credited with one (1) additional deemed Year of Service on the same date that the Employee is credited with each Year of Service as a Participant in each Plan. By way of example only, in March 2007, when the Employee was credited with one Year of Service under the Plans the Employee received one additional deemed Year of Service under the Plans. As of the date hereof, Employee has 16 Years of Service.

          3.          Designated Percentage. The Designated Percentage under the SERP Plan Section 5.1(a) and 409A SERP Plan is 2.4%.

          4.          Designated Period. The Designated Period under the SERP Plan Section 10.1 and the 409A SERP Plan is three (3) years.

          5.          Deferred Compensation Agreement. Employer and Employee agree that:

[Check one of the following]

X	There is no deferred compensation agreement in effect as described in 409A Plan Section 5.4(a).

There is a Deferred Compensation Agreement dated _______________ in effect as described in Section 5.4(a) of the 409A Plan and attached. Employee hereby relinquishes all rights under such Deferred Compensation Agreement, and agrees to look solely to the terms of the 409A Plan with regard to any computation of a Minimum Benefit as provided in the 409A Plan.

          6.          Employment Relationship. Employee agrees that the SERP Plan and 409A Plan shall not be construed to create a contract of employment between the Employer and the Employee or to otherwise confer upon the Employee or other person a legal right to continuation of employment or any rights other than those specified herein. These Plans shall not limit or affect the right of the Employer to discharge or retire the Employee.

          These Plans do not constitute a contract on the part of the Employer to employ Employee until age 65 or to continue his employment for any given period of time, either fixed or contingent. Moreover, Employee does not by this writing agree to continue in the employment of the Employer for any specified interval of time. The employment relationship, therefore, shall continue for so long as, but only for so long as, such employment is mutually satisfactory to both parties. The Employer does not promise that Employee's employment will be continued for such interval as to enable Employee to obtain all or any part of the benefits under this Agreement.

          7.          Confidentiality and Relationship. Employee agrees to refrain from divulging any information of a confidential nature including, but not restricted to, trade secrets, operating methods, the names of the Employer's customers and suppliers and the relations of the Employer with such customers and suppliers, or other confidential information; and to refrain from using or permitting the use of such information or confidences by any interests competitive with the Employer; irrespective of whether or not Employee is then employed by the Employer, and to refrain from including, and from causing inducements to be made to, the Employer's employees to terminate employment with the Employer or undertake employment with its competitors. The obligations herein assumed by Participant shall endure whether or not the remaining promises by either party remain to be performed or shall be only partially performed.

          8.          Acknowledgments. Employee acknowledges the Employer's rights to:

          (a)          Amend or terminate the SERP Plan or 409A Plan at any time, subject to Section 11.1 of the SERP Plan and the applicable provisions of the 409A Plan; and

          (b)          To designate the Employee as an Inactive Participant at any time, as provided in Section 3.2 of the SERP Plan and the applicable provisions of the 409A Plan; and

          (c)          To make final decisions on any claim or dispute related to the SERP Plan, as provided in Section 8.5 of the SERP Plan, or the 409A Plan, under the applicable provisions of the 409A Plan; and

          (d)          To exercise any and all other rights of the Employer under the SERP Plan and the 409A Plan, in the Employer's sole discretion, without any limitation other than as expressly set forth in the SERP Plan or the 409A Plan.

          Employee agrees that any amendment or termination of the SERP Plan or the 409A Plan shall automatically amend or terminate this Agreement, to the extent permitted by the Plans.

          9.          Amendments. Employee agrees that this Agreement may not be amended orally, but only in a written amendment authorized by the Company's Board of Directors and signed by the applicable Plan Administrators.

                    IN WITNESS WHEREOF, the parties have signed this Agreement.

WOLVERINE WORLD WIDE, INC.

Dated as of March 11, 2008	By:		/s/ Stephen L. Gulis, Jr.
Stephen L. Gulis, Jr.
		Its:	Executive Vice President,
CFO and Treasurer
"Employer"

Dated as of March 11, 2008	By:		/s/ Blake W. Krueger
Blake W. Krueger
"Employee"